Exhibit 10.2

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) is made by and between CANNAVEST CORP. (“CannaVest”), on the one hand, and MEDICAL MARIJUANA, INC. (“MJNA”), HEMP DEPOSIT AND DISTRIBUTION CORPORATION (“HDDC”), HDDC HOLDINGS, LLC (“HDDC Holdings”), MICHAEL LLAMAS (“Llamas”), JAMES J. MAHONEY (“Mahoney”), STUART TITUS (“Titus”) and CROSS & COMPANY, a Nevada corporation (“Crossco”) (collectively, the “MJNA Parties”) on behalf of themselves and their affiliates and associates (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended) (collectively, “Affiliates”), on the other hand. CannaVest and the MJNA Parties together, collectively, shall be referred to in this Agreement as the “Parties”.

RECITALS

WHEREAS, on or about July 17, 2015, Mahoney and Crossco acquired by transfer and assignment from Roen Ventures, LLC 7,575,836 shares of CannaVest common stock (the “Stock”).

WHEREAS, Mahoney and Crossco may assign and transfer certain shares of the Stock to certain of the other the MJNA Parties, and the other MJNA Parties may also assign and transfer certain shares of the Stock to other MJNA Parties, and the Parties desire to enter into this Agreement in order to govern the rights and obligations of the MJNA Parties, and/or their successors and assigns, with respect to the ownership of the Stock.

NOW, THEREFORE, in consideration of the terms, conditions, and promises set forth herein, the above recitals which are incorporated herein by reference and other good and valuable consideration described herein, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.             Standstill.

(a)          The MJNA Parties agree, on behalf of themselves and their respective affiliates and associates (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that they will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board of Directors of CannaVest:

(i)          make, engage in, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” or consents to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise, encourage, or influence in any manner whatsoever any person with respect to the voting of any securities of CannaVest;

(ii)         form, join, encourage, influence, advise or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act (other than a group involving solely the MJNA Parties) with respect to any securities of CannaVest (for the benefit of clarification and the avoidance of doubt, this provision shall not prohibit changes in the membership of the group involving the MJNA Parties as long as any additional member(s) acknowledges and agrees to be bound by the terms of this Agreement) or otherwise in any manner agree, attempt, seek or propose to deposit any securities of CannaVest in any voting trust or similar arrangement, or subject any securities of CannaVest to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

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(iii)        acquire, offer or propose to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, tender, exchange or otherwise, (a) any of the loans, debt securities, equity securities or assets, tangible and intangible, of CannaVest or (b) direct or indirect rights, warrants or options to acquire any of the foregoing;

(iv)        otherwise act, alone or in concert with others, to seek to offer to CannaVest or any of its stockholders any merger, tender offer, exchange offer, business combination, restructuring, recapitalization, liquidation or any transaction similar thereto with or involving CannaVest or any of its subsidiaries or otherwise seek, alone or in concert with others, to control or change the management, Board of Directors or policies of CannaVest or nominate any person as a director of CannaVest who is not nominated by the then incumbent directors (provided that if there is a vacancy on the CannaVest Board of Directors, and any MJNA Party continues to own the Stock or any other common stock of CannaVest, the MJNA Parties may submit suggestions on a confidential basis to the CannaVest Board of Directors or nominees to the Board of Directors), or propose any matter to be voted upon by the stockholders of CannaVest;

(v)         seek the removal of any member of the Board, conduct a referendum of stockholders or make a request for any stockholder list or other CannaVest books and records;

(vi)        take any action in support of or make any proposal or request that constitutes: (a) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of CannaVest; (b) seeking to have CannaVest waive or make amendments or modifications to CannaVest’s Certificate of Incorporation or Bylaws, or other actions, that may impede or facilitate the acquisition of control of CannaVest by any person; (c) causing a class of securities of CannaVest to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (d) causing a class of securities of CannaVest to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)       enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement or proposal with respect to, or seek to effect any of the foregoing, or otherwise take or cause any action or make any statement, proposal, public announcement or offer inconsistent with any of the foregoing;

(viii)      propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or Board of Directors of CannaVest;

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(ix)         enter into or seek or propose to enter into any agreement with CannaVest that substantially limits the discretion of CannaVest’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities, provided however, discussions with a member of the Board of Directors in connection with a proposal to enter into any agreement in an effort to seek Board of Director approval shall not be deemed a violation of this Section 1(a)(ix); and

(x)          announce an intention to do, or enter into any arrangement or understanding with others to do, or propose or seek to effect any of the actions restricted or prohibited under clauses (i) through (ix) of this Section 1, or publicly announce or disclose any request to be excused from any of the foregoing obligations of this Section 1.

Nothing in this Agreement shall prevent the MJNA Parties from selling or disposing of the Stock, in whole or in part, in one transaction or series of transactions, to third parties who are not Affiliates, whether by private sale(s) or open market transaction(s), and such third parties shall not be governed by this Agreement so long as none of the MJNA Parties retain any legal or beneficial ownership or voting rights of such Stock.

(b)          At any CannaVest annual meeting of stockholders during the Standstill Period, the MJNA Parties agree (1) to vote all shares of the Stock they or any of them legally or beneficially own in favor of the nominees for election or reelection as director of CannaVest selected by the Board of Directors of CannaVest and agree otherwise to support such director candidates, and (2) with respect to any other proposal submitted by any CannaVest stockholder to a vote of the CannaVest stockholders, to vote all of the Stock they legally or beneficially own in accordance with the recommendation of the CannaVest Board of Directors with respect to any such stockholder proposal. Notwithstanding the foregoing, the MJNA Parties shall have no obligation to vote the shares of Stock they or any of them legally or beneficially own in favor of any recommendation of the CannaVest Board of Directors, and are free to vote the shares of Stock they or any of them legally or beneficially own either for or against any recommendation of the Board of Directors of CannaVest, that specifically relates to any of (i) the sale or other conveyance of all or substantially all of the assets of CannaVest, (ii) the acquisition of CannaVest by another entity by means of any transaction or series of related transactions, and (iii) any go-private transaction or similar transaction that would cause the common stock of CannaVest to be de-listed.

(c)          The “Standstill Period” shall begin on the date hereof and shall remain in full force and effect until the date that is the earlier of (1) six (6) years and one (1) day after the date of the 2014 Annual Meeting of Stockholders (which was held on July 23, 2014) , (2) at any time that the ownership of the MJNA Parties, legal and beneficial interest combined and on an aggregate basis, decreases below 5.00% of the outstanding shares of CannaVest common stock, or (3) upon any assignment by CannaVest for the benefit of creditors, or filing by or against CannaVest of a petition in bankruptcy and such case or proceeding is not dismissed with prejudice within sixty (60) days of the filing, or adjudication of CannaVest as bankrupt or insolvent, or filing by or against CannaVest of any petition or answer seeking for CannaVest any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation and such case or proceeding is not dismissed with prejudice within sixty (60) days of the filing, or filing any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties.

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2.              Authority. Each of the Parties that is a corporation or other legal entity and each individual Party executing this Agreement on behalf of a corporation or other legal entity, represents and warrants that: (a) such corporation or other legal entity is duly organized, validly authorized and in good standing, and possesses full power and authority to enter into and perform the terms of this Agreement; (b) the execution, delivery and performance of the terms of this Agreement have been duly and validly authorized by all requisite acts and consents of the company or other legal entity and do not contravene the terms of any other obligation to which the corporation or other legal entity is subject; and (c) this Agreement constitutes a legal, binding and valid obligation of each such entity, enforceable in accordance with its terms.

3.              Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

4.              Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by all the signatories hereto or their respective clients.

5.              Governing Law/Venue/Jurisdiction. This Agreement is made and entered into in the State of California and shall in all respects be interpreted and governed under the law of that State, without regard to principles of conflicts of law.

6.              Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

7.              Counterparts. This Agreement may be executed in counterparts, each of which shall be considered to be an original or true copy of this Agreement. Faxed signatures shall be presumed valid.

8.              No Waiver. The failure of any one of the Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive the Parties of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.              Disclosure of this Agreement.

(a)          One or more of the MJNA Parties may file a Schedule 13D amendment attaching this Agreement, and CannaVest may file a Form 8-K attaching this Agreement and that during the Standstill Period there will be no other public comments (except as required by applicable regulations of the Securities and Exchange Commission) by the Parties regarding this Agreement other than, if CannaVest chooses, a press release by CannaVest factually summarizing this Agreement and referring to the Form 8-K filing.

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(b)          The MJNA Parties shall not make any statement or announcement that disparages or causes to be disparaged (a) any of the proposals described in this Agreement or (b) CannaVest or its Affiliates, and any of its current or former officers or directors;

(c)          CannaVest shall not make any statement or announcement that disparages or causes to be disparaged the MJNA Parties or their Affiliates.

(d)          The Parties acknowledge and agree that if a breach of any provision of this Section 9 occurs, the exclusive remedies for such breach shall be (i) specific performance and any injunctive relief related to the behavior creating such breach, and (ii) an action for damages.

10.            Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).

11.            Further Assurances. The MJNA Parties and CannaVest agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

12.            Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

13.            Affiliates and Associates. Each MJNA Party shall be responsible for the actions and omissions of its affiliates and associates as if such actions or omissions had been committed by the MJNA Party.

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IN WITNESS WHEREOF, the Parties hereto have each executed this Standstill Agreement on the date set forth above.

MEDICAL MARIJUANA, INC.		CANNAVEST CORP.

By:	/s/ Stuart Titus	By:	/s/ Michael Mona, Jr.
Name:	Stuart Titus	Name:	Michael Mona, Jr.
Its:	Chief Executive Officer	Its:	Chief Executive Officer

HEMP DEPOSIT AND DISTRIBUTION		HDDC HOLDINGS, LLC
CORPORATION

By:	/s/ Michael Llamas	By:	/s/ Michael Llamas
Name:	Michael Llamas	Name:	Michael Llamas
Its:	Manager	Its:	Manager

/s/ Stuart Titus			/s/ James J. Mahoney
STUART TITUS			JAMES J. MAHONEY

CROSS & COMPANY

	/s/ James R. Arabia		/s/ Michael Llamas
Name:	James R. Arabia		MICHAEL LLAMAS
Its:	President

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